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                                                                   EXHIBIT 5



                               September 12, 1996


SCPIE Holdings Inc.
9441 West Olympic Boulevard
Beverly Hills, California 90213-4015

        Re:     Registration Statement No. 333-4454
                10,000,000 Shares of Common Stock, par value $.0001 per share
                -------------------------------------------------------------

Ladies and Gentlemen:

        In connection with the registration of 10,000,000 shares of common stock of the Company, par value $.0001 per share (the "Shares"), under the Securities Act of 1933, as amended (the "Act"), by SCPIE Holdings Inc., a Delaware corporation (the "Company"), on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on May 3, 1996 (File No. 333-4454), as amended by Amendment No. 1 filed with the Commission on August 8, 1996, Amendment No. 2, filed with the Commission on August 28, 1996 and Amendment No. 3, filed with the Commission on September 12, 1996 (collectively, the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. The Shares will be issued by the Company in connection with the merger contemplated by the Amended and Restated Plan and Agreement of Merger dated as of August 8, 1996, by and among the Company, Southern California Physicians Insurance Exchange and SCPIE Indemnity Company (the "Agreement"), which Agreement is described in the Registration Statement and filed as an exhibit thereto.

        In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

        In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

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SCPIE Holdings Inc.
September 12, 1996
Page 2

        We are opining herein as to the effect on the subject transaction only of the internal laws of the State of California and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any other local agencies within the state.

        Subject to the foregoing, it is our opinion that the Shares have been duly authorized, and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement and in accordance with the Agreement, will be validly issued, fully paid and nonassessable.

        We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

                                        Very truly yours,